AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 2020
REGISTRATION NO. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

ARIZONA
(State or other jurisdiction of incorporation or organization)
06-1241288
(I.R.S. Employer Identification Number)
C/O PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
ONE CORPORATE DRIVE
SHELTON, CONNECTICUT 06484
(203) 926-1888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. MICHAEL LOW, ESQ.
c/o KUTAK ROCK LLP
8601 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85253-2738
(480) 429-4874
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
DOUGLAS E. SCULLY
VICE PRESIDENT
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
ONE CORPORATE DRIVE
SHELTON, CONNECTICUT 06484
(203) 925-6960

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	☒	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Market Value Adjusted Annuity Contracts	$100,000,000	$1.00	$100,000,000	$12,980

(1)	Interests in the market value adjustment account are sold on a dollar basis, not on the basis of a price per share or unit.

This filing is being made under the Securities Act of 1933 to register $100,000,000 of interests in market value adjusted annuity contracts.  Under rule 457(p) under the Securities Act of 1933, the filing fee of $12,980 set forth above was calculated based on the maximum aggregate offering price of $100,000,000.  In addition to the new securities, referenced above, that we are registering herewith, we are carrying over to this registration statement $148,348,583 of unsold securities from registration #333-220115 filed on filed on September 29, 2017, for which the filing fee of $17,194 previously was paid. In accordance with Rule 415 (a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement
Audited financial statements for variable annuity separate accounts registered under the Investment Company Act of 1940 are not included in this Form S-3 registration statement. Prudential Annuities Life Assurance Corporation incorporates by reference its annual report for the year ending 12/31/19 on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of Exchange Act and all documents subsequently filed by Prudential Annuities Life Assurance Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.
Risk Factors are discussed in the sections of the prospectus included in Part 1 of this Form concerning the Market Value Adjustment option.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of each prospectus included in this registration statement. Any representation to the contrary is a criminal offense.
The principal underwriter for these securities, Prudential Annuities Distributors, Inc. is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The offering under this registration statement will conclude three years from the effective date of this registration statement, unless terminated earlier by the Registrant. See each prospectus included in Part 1 hereof for the date of the prospectus.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission may determine.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, CT 06484
GUARANTEED MATURITY CONTRACT
PROSPECTUS: OCTOBER 2, 2020.

If you are receiving this prospectus, it is because you currently own one of the Annuities. These Annuities are no longer offered for new sales. This prospectus is being provided for informational or educational purposes only and does not consider the investment objectives or financial situation of any contract owner or prospective contract owners. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional.

This Prospectus describes the Guaranteed Maturity Annuity (the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities") and later renamed Prudential Annuities Life Assurance Corporation “PALAC”). We may simultaneously offer several types of contracts. You may or may not be eligible for more than one type of contract. Certain features, such as the existence of or level of certain charges, may differ among various types of contracts. We may also declare different interest rates for different types of contracts. Various rights and benefits may differ among jurisdictions to meet applicable laws and/or regulations.

This Annuity is made available as participating interests in a group contract or as an individual contract. Participants in a group contract are issued certificates reflecting their rights and privileges. Eligible individuals who may participate in a group contract include those who have established accounts with certain broker-dealers who have entered into a distribution agreement to offer participating interests in a contract, as well as members of other eligible groups, such as employees of an employer. Purchasers of individual contracts are issued a contract (see "Distribution"). Both the certificates and individual contracts are hereafter referred to as the "Contract." Contracts or certain types of Contracts may not be available in all jurisdictions.

We offer various interest rate Guarantee Periods (see "Guarantee Periods"). The minimum premium we will accept from you is $5,000, which may be used to purchase multiple Contracts with different Guarantee Periods. Our minimum amount per Contract is $2,000. The minimum premium we will accept from you which may be used to purchase a contract in conjunction with a qualified plan is $2,000. A Contract is issued as evidence of the acceptance of each premium or portion of a premium. We issue an additional Contract for any subsequent premium accepted (see "Application and Initial Payment").

Values and benefits provided by the Annuity are funded by the general account assets of PALAC (see "Investments").

These securities may be subject to substantial charges which could result in your receipt of less than your premium if you surrender your contract. Whether such a result actually occurs depends on the timing of any surrender, the amount of such charges and the interest rates we are crediting to contracts. Such charges are the market value adjustment, any sales charge we may deduct from your premium, and any surrender charge. The actual charges will be shown in your Contract. (see "Market Value Adjustment", "Sales Charge" and "Surrenders").

The interest rate in subsequent guarantee periods may be more or less than the rate in a previous period. However, the rates may not be lower than a minimum determined in relation to an index, but may be higher. Such index is not controlled by PALAC. A minimum rate may be required for contracts issued in certain jurisdictions, including contracts issued for delivery in New York, if available (see "Interest Rates").

Purchase payments under these Annuities are not deposits or obligations of, or guaranteed or endorsed by, any bank or bank subsidiary, are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency and are not insured by the Securities Investor Protection Corporation ("SIPC") as to the loss of the principal amount invested.

PLEASE READ THIS PROSPECTUS
Please read this prospectus and keep it for future reference. This prospectus should be read in connection with the prospectus for your Annuity (the “Annuity Prospectus”), which describes the Annuity and its benefits, terms, and investment options other the MVA Fixed Allocation.
RISK FACTORS
Please refer to the Risk Factors section of this prospectus.
AVAILABLE INFORMATION

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
The Annuities and the MVA Fixed Allocation are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment involves investment risks, including possible loss of value.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ADVANCED SERIES ADVISOR PLANSM II, ADVANCED SERIES ADVISOR PLANSM III, APEX IISM, XTRA CREDIT(R) AND LIFEVEST IISM ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 or WWW.PRUDENTIAL.COM

GMA-PROS

DISTRIBUTION	32
LEGAL PROCEEDINGS	34
INDEMNIFICATION	34
CYBERSECURITY RISKS	34
HOW TO CONTACT US	34
APPENDIX A - ILLUSTRATION OF INTEREST CREDITING	A-1

GLOSSARY OF TERMS

ANNUITANT is the person upon whose life your Contract is issued.

ANNUITY is the Guaranteed Maturity Annuity.

ANNUITY DATE is the date on which annuity payments are to commence.

BENEFICIARY(IES) is (are) the person(s) designated by you, either as of the Contract Date or at a later date, as the recipient of the death benefit.

CONTINGENT ANNUITANT is the person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.

CONTRACT, for purposes of this Prospectus, is your individual Annuity, or with respect to a group Annuity, the certificate evidencing your participation in an underlying group Annuity. It also represents an account we set up and maintain to track our obligations to you.

CONTRACT DATE is the effective date of your Contract (shown as your "Certificate Date" with respect to a group Annuity).

CONTRACT YEARS are continuous 12-month periods commencing on the Contract Date and each anniversary of the Contract Date.

CURRENT RATE is the applicable interest rate we offer for a Guarantee Period for your type of Contract. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different types of Contracts.

GROSS SURRENDER VALUE is, as of any date, that portion of the Interim Value you specify for a full or partial surrender.

GUARANTEE PERIOD is the period during which the rate at which interest is credited to your Contract is guaranteed.

IN WRITING is in a written form satisfactory to us and filed at the Office.

INITIAL GUARANTEE RATE is the rate of interest credited during the initial Guarantee Period for a Contract.

INTERIM VALUE is, as of any date, the Net Premium credited to a Contract plus all interest credited on such Net Premium, less the sum of all previous Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date such alternate Guarantee Period begins.

NET PREMIUM is a premium less any applicable sales charge applied to premium when received and any applicable premium tax deducted upon receipt of premium.

NET SURRENDER VALUE is the amount payable on a full or partial surrender after the application of any charges and market value adjustment.

OFFICE is our business office, Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, Connecticut 06484.

PARTICIPANT is either an eligible entity or person who participates in a group Contract or is named as having ownership rights in relation to an Annuity issued as an individual contract. Eligibility depends on the specific Contract.

SUBSEQUENT GUARANTEE RATE is the rate of interest established by us for crediting to your Contract during a subsequent Guarantee Period.

SURRENDER DATE is the date we receive a completed request In Writing for a surrender.

"We", "us", "our" or "the Company" means Prudential Annuities Life Assurance Corporation.

"You" or "your" means the Participant.

5

SUMMARY OF ANNUITY FEATURES

The Guaranteed Maturity Annuity is designed to allow you to accumulate funds for long term goals, such as retirement, on a tax-deferred basis. You may apply the accumulated funds on the Annuity Date to receive a stream of income payments.

GUARANTEE PERIODS & INTEREST RATES

Initial Guarantee Periods: You select an initial Guarantee Period among those we currently offer. If we accept the premium, we then issue a Contract. The initial Guarantee Period begins on the Contract Date (see "Application and Initial Payment" and "Guarantee Periods").

Subsequent Guarantee Periods: At the end of a Guarantee Period, a subsequent Guarantee Period begins, unless you have chosen such date as the Annuity Date. We reserve the right to make available different Guarantee Periods than those which were available when your Contract was issued. The subsequent Guarantee Period will be the same as the previous one (or the next shortest one if that duration is no longer available) unless we receive instructions from you In Writing at least two business days before the close of the Guarantee Period then ending. However, the subsequent Guarantee Period may not end beyond the Annuity Date (see "Guarantee Periods").
Alternate Guarantee Periods: You may choose, subject to certain limitations, to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end. Exercising this privilege will subject your Interim Value to a market value adjustment, but not to a surrender charge. You may also need to change your Annuity Date in order to exercise this privilege (see "Alternate Guarantee Periods").

Interest Rates: We declare interest rates for the available Guarantee Periods from time to time. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins. The rates we declare are subject to a minimum, but we may declare higher rates. The minimum is determined in relation to an index we do not control. For Contracts issued for delivery in certain jurisdictions, including New York, if available, rates may not be lower than the minimum rate in the contract issuing jurisdiction, irrespective of the index.

We reserve the right to simultaneously declare Subsequent Guarantee Rates for existing Contracts that are higher than Current Rates for the Guarantee Periods of the same duration applicable to newly issued Contracts of the same type, where allowed by law and regulation (see "Interest Rates").

Market Value Adjustment: The market value adjustment may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, is not affected by this adjustment. In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.

The adjustment reflects the relationship as of the time of its calculation between: (a) the rate then being credited to your Contract; and (b) the Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment equally sensitive to such changes. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all contracts of the same type, and cannot exceed 0.25% of interest for any type of Contract. (see "Market Value Adjustment").

DEATH BENEFITS AND ANNUITIZATION

Death Benefits: A death benefit of the greater of your Contract's Interim Value or 100% of premium less the sum of all prior Gross Surrender Values, is provided in the event of your death or the Annuitant's death (if there is no Contingent Annuitant) if occurring both (a) prior to the Annuity Date, and (b) before the beginning of the Contract Year which starts following the earlier of your or the Annuitant's 85th birthday (see "Death Benefit").

Annuity Date and Annuity Options: You may choose the Annuity Date. However, it must be the first day of the first month on or after the end of a Guarantee Period, and after the third Contract Year. You may choose among a number of annuity options (see "Annuity Date" and "Annuity Options").

ACCESS TO ACCOUNT VALUE

Surrenders: Total and partial surrenders of your Contract are permitted prior to the Annuity Date. Such total or partial surrenders may be assessed a surrender charge and/or a market value adjustment (see "Surrenders"). A full or partial surrender may result in a taxable event, and in certain situations, a tax penalty (see "Certain Tax Considerations").

Free Withdrawal Privilege: Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts added due to premium size (see "Free Withdrawal Privilege").

Medically-Related Withdrawals: Where permitted by law, any applicable surrender charge or market value adjustment is waived on a full surrender if we receive satisfactory evidence of certain medically-related events or conditions (see "Medically-Related Withdrawals").

CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.

Prudential Annuities reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.

Prudential Annuities reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.

Premium Taxes: In several states, a premium tax is payable, either when premiums are received or, when the Interim Value is applied under an annuity option. We will deduct the amount of the premium tax payable, if any, from your premiums or Interim Value. The amount of the premium tax varies from jurisdiction to jurisdiction, which any state legislature may change. Also, any state legislature may decide to impose the tax when premium payments are made. In those jurisdictions imposing such a tax, the tax rates currently in effect range up to 3 1/2%. However, local taxes may be higher.

MISCELLANEOUS

Additional Amounts on Qualifying Purchase Payments: We reserve the right to make additions to the Interim Values of Contracts of Owners submitting large amounts of premium, wherever allowed by law. As of the date of this Prospectus, the breakpoints for such treatment are premiums of $500,000, $1,000,000 and $5,000,000. We reserve the right to change these breakpoints (see "Additional Amounts on Qualifying Purchase Payments").

Multiple Contracts: We issue a Contract for each acceptable premium or portion thereof, subject to our rules for minimum amounts per Contract. Subsequent discussion in this Prospectus will be in terms of a single Contract.

PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT

This Contract is no longer available for new sales.

We may require a properly completed application or enrollment form, a premium, and any other materials under our underwriting rules before we agree to issue an Annuity. We may issue an Annuity without completion of an application or enrollment form for certain classes of Annuities, where permitted by law.

We offer various initial Guarantee Periods. Subject to our rules, you may choose to have your Net Premium or portions thereof accumulate interest for one or more of the Guarantee Periods then available. While we may issue multiple Contracts, such multiple Contracts may be treated for tax purposes as if they were a single Contract (see "Certain Tax Considerations"). No Guarantee Period may end later than the Annuity Date.

Once we accept your premium and all our requirements are met, we issue a Contract for each initial Guarantee Period you choose. The minimum premium we will accept from you is $5,000. Our minimum amount per Contract is $2,000. Therefore, you could choose one but not more than two Guarantee Periods if you sent the minimum premium amount. The minimum premium we will accept from you which may be used to purchase a Contract in conjunction with a qualified plan is $2,000. Our prior approval is required before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.

We confirm each premium payment in writing.

RIGHT TO CANCEL

You may return your Contract for a refund within a specified period. Depending on the applicable legal and regulatory requirements, this period may be within ten days of receipt, twenty-one days of receipt or longer. Unless we are required by law to return the premium amount, the amount of the refund will equal the Interim Value times the market value adjustment as of the date we receive the cancellation request plus any amount deducted for premium tax and/or any sales charge, less the accumulated value of any additions we make because of the amount of premium paid. When your Contract is issued, you will be informed of the amount due if you exercise this right. Exercising the right requires return of the Contract to us or to the representative who solicited your purchase.

FEES AND CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.

Prudential Annuities reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.

Prudential Annuities reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.

Please see Market Value Adjustment discussion below for information on the Market Value Adjustment that may apply to partial or full surrenders.

MANAGING YOUR ANNUITY
PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS

When you purchase an Annuity, you must make certain designations, including a Participant and an Annuitant. You may also make certain other designations. These designations include a contingent Participant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

Some of the tax implications of the various designations are discussed in the section entitled "Certain Tax Considerations". However, there are other tax issues than those addressed in that section, including, but not limited to, estate and inheritance tax issues. You should consult with a competent tax counselor regarding the tax implications of various designations. You should also consult with a competent legal advisor as to the implications of certain designations in relation to an estate, bankruptcy, community property where applicable and other matters.

A Participant must be designated. You may designate more than one Participant. If you do, all rights reserved to Participants are then held jointly. We require consent In Writing of all joint Participants for any transaction for which we require the written consent of Participants. Where required by law, we require the consent of the spouse of any person with a vested interest in an Annuity. Naming someone other than the payor of a premium as the Participant may have gift, estate or other tax implications.

You may designate more than one primary or contingent Beneficiary and if you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing. The Beneficiary is the person or persons entitled to receive the death benefit or remaining certain payments under an annuity option with certain payments. Unless you indicated that a prior choice was irrevocable, you may change these designations at any time during the Annuitant's lifetime by sending a request In Writing.

If a Participant's spouse is designated as the sole primary Beneficiary of the Annuity and the Participant dies prior to the Annuity Date, the Participant's Spouse, as Beneficiary, may elect to be treated as Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. If the Annuity is owned jointly by both spouses, and the primary Beneficiary is designated as "surviving spouse", each spouse named individually, or a designation of similar intent, then upon the death of either Participant, the surviving spouse may elect to be treated as Participant.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive at the time of the death upon which death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

You may name one or more Contingent Annuitants. There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant and the Contract is owned by a trust that is neither tax exempt nor does not qualify for preferred treatment under certain sections of the Code, such as Section 401 (a "non-qualified" trust). In general, the Code is designed to prevent the benefit of tax deferral from continuing for long periods of time on an indefinite basis. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Contract is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use a Contract in such a fashion. You must name Contingent Annuitants according to our rules when a Contract is used as a funding vehicle for certain retirement plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

MANAGING YOUR ACCOUNT VALUE

Guarantee Periods

As of the date of this Prospectus, we offer Guarantee Periods with annual durations of one to ten years. We may change the Guarantee Periods we offer at some future date; however, any such change will not have an impact on any Guarantee Period then in effect. See Appendix C for an illustration of how interest is credited during a Guarantee Period.

At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent Guarantee Period begins. At least 30 days prior to the end of any Guarantee Period of at least a year's duration, or earlier where required by law or regulation, we inform you of the Guarantee Periods available as of the date of such notice. We do not provide a similar notice if the Guarantee Period that is ending is of less than a year's duration. Subject to our rules, a subsequent Guarantee Period will begin according to your instructions, if received at our Office not less than two business days prior to the last day of the Guarantee Period then coming to an end. If you don't send us instructions or instructions are not received in a timely fashion, the subsequent Guarantee Period will be equal in duration to the one just ended.

We may change the guarantee periods available at any time, including the period between the date we mail you notice and the date your subsequent guarantee period begins. If you choose a duration that is no longer available on the date your subsequent Guarantee Period begins and we cannot reach you to choose a different duration, the next shortest duration will apply. Similarly, if you have made no choice but we no longer are making available Guarantee Periods equaling the one then ending for your Contract, the next shortest duration will apply. However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods

You may choose to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end, subject to the following rules:

1. We must receive your request In Writing at our Office.

2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.

3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.

4. Your Annuity Date must be the first day of the month on or immediately after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.

5. The new Guarantee Period may not extend beyond the Annuity Date.

6. We will process only one such request per Contract per Contract Year.

7. In certain Contracts, you may not choose a shorter Guarantee Period than the Initial Guarantee Period until after the date the Initial Guaranteed Period was scheduled to end.

Any applicable market value adjustment formula will be applied to your Contract's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Exercising this privilege may or may not increase your interim value over time. That will depend on such factors as any market value adjustment applicable at the time the privilege is exercised, the Guarantee Period you choose and Subsequent Guarantee Rate we are then crediting for that Guarantee Period, the length of time you subsequently hold your Contract, and any subsequent partial surrenders or withdrawals under the Free Withdrawal Privilege.

Interest Rates

Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. The Initial Guarantee Rate applies to the Net Premium less all Gross Surrender Values during the initial Guarantee Period. The Subsequent Guarantee Rate for any subsequent Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.

We inform you of the Initial Guarantee Rate when we confirm acceptance of your premium and issuance of your Contract. You will be informed of the Subsequent Guarantee Rate applicable to any subsequent Guarantee Period as part of the annual report we send you.

At any time we may change interest rates. Any such change does not have an impact on the rates applicable to Guarantee Periods already in effect. However, such a change will affect the Market Value Adjustment (see "Market Value Adjustment).

When a subsequent Guarantee Period begins, the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index.

Each index is based on the published rate for certificates of indebtedness (bills, notes or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the Guarantee Period to which the minimum is to apply. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index used for any Guarantee Period is the same as the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the Insurance Department of the jurisdiction in which the Contract was delivered. (For group Contracts, it is our expectation that approval of only the jurisdiction in which the underlying group contract was delivered would apply.)

The reduction used in determining the minimum is an amount not to exceed 2% percent of interest. We may reduce this amount for a particular type of Contract if we can expect reduced sales expenses or other expenses in relation to sales of that Contract.

In certain jurisdictions, including New York, if available, in no event will the minimum be less than the minimum rate in the contract issuing jurisdiction, irrespective of the index.

Your Contract may include a provision committing us to declare Subsequent Guarantee Rates applicable to certain Subsequent Guarantee Periods at higher rates than the Current Rates for that type of Contract. The manner in which Subsequent Guarantee Rates are increased will be uniform for all Participants in any one particular group Contract. The manner in which such Subsequent Guarantee Rates are increased will be uniform for all owners of any one particular type of individual Contract, wherever such an increase in rates is allowed by law and/or regulation. For any particular Contract, the number of Contract Years required before such an increase in rates applies or the size of such increase will depend on our expectations as to sales expenses and other expenses in relation to sales of that type of Contract.

We have no specific formula for determining the interest rates we declare. Rates may differ, between types of Contracts, even for Guarantee Periods of the same duration starting at the same time. We expect such rates to reflect the returns available on the type of investments we make to support these types of Contracts. However, we may also take into consideration in determining rates such factors including, but not limited to, the duration of the Guarantee Period, regulatory and tax requirements, the liquidity of the secondary markets for the type of investments we make, commissions, administrative expenses, investment expenses, general economic trends and competition. Our management makes the final determination as to interest rates to be credited. We cannot predict the rates we will declare in the future.
You may obtain our current rates by writing us or calling us at 1-800-766-4530.

Market Value Adjustment

The market value adjustment ("MVA") may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, or which qualifies under our rules as a medically-related withdrawal is not affected by the MVA.

In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period, except where required by law, if the change to an alternate Guarantee Period occurs not more than 30 days before the end of the Guarantee Period.

The MVA reflects the relationship as of the time it is calculated between: (a) the rate then being credited to your Contract; and (b) our Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment sensitive to such fluctuations. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.

We reserve the right, from time to time, to determine the MVA using an interest rate lower than the Current Rate for all transactions applicable to a class of Contracts. This would benefit all such Contracts if transactions to which the MVA applies occur while we use such lower interest rate.

In certain states the amount of any MVA may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any MVA that applies will be subject to our rules for complying with such law or regulation.

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:
 [ (1+I) / (1+J+ the adjustment amount) ] N/12

where:

I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period ("Remaining Period");

N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

If we are no longer offering a Guarantee Period equal to the Remaining Period but are offering Guarantee Periods that are both shorter and longer than the Remaining Period, we will interpolate a rate for J between our Current Rates for the next shortest and next longest Guarantee Periods then being offered. If we are no longer offering a Guarantee Period equal to the Remaining Period and also are no longer offering Guarantee Periods that are both longer and shorter than the Remaining Period, we will determine rates for both I and J based on the Moody's Corporate Bond Yield Average - Monthly Average Corporates (the "Average"), as published by Moody's Investor Services, Inc., its successor, or an equivalent service should such Average no longer be published by Moody's. For determining I, we will use the Average for the applicable Guarantee Period published on or immediately prior to the start of your current Guarantee Period. For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

In the special case where I = J, the MVA is set equal to 1.

The following examples show the effect of the MVA on a surrender. The examples assume surrender charges do not apply and:
Interim Value at Beginning of Guarantee Period:   $50,000

•	Guarantee Period: 5 years

•	Guarantee Rate: 3% effective annual rate

•	Date of Calculation: End of the third year since the beginning of the Guarantee Period (two exact years remaining to the end of the Guarantee Period)

•	Adjustment Amount: 0.25% of interest

Example of Upward Adjustment

Assume J = 2%
(Current Rate for Contracts electing a two year Guarantee Period)
At this point I = 3% (0.03) and N = 24
(number of months remaining in the Guarantee Period)
Interim Value prior to application of MVA: $54,636.35
MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.03/1.0225]^2 = 1.014724
Net Surrender Value = Interim Value X MVA = $55,440.82.

Example of Downward Adjustment

Assume J = 4%
(Current Rate for Contracts electing a two year Guarantee Period)
At this point I = 3% (0.03) and N = 24
(number of months remaining in the Guarantee Period)
Interim Value prior to application of MVA: $54,636.35.
MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.03/1.0425]^2 = 0.976163

Net Surrender Value = Interim Value X MVA = $53,333.98.

ACCESS TO ACCOUNT VALUE
SURRENDERS

You may request a full or partial surrender. Your Annuity must accompany your surrender request. Partial surrenders may only be made if:

(a) the Gross Surrender Value is at least $1,000; and

(b) the Gross Surrender Value plus $1,000 does not exceed the amount payable if you completely surrender your Contract on that date.

The amount payable to you is the Net Surrender Value. The method for determining the Net Surrender Value is shown in your Contract, and is either expressed as a percentage of the Gross Surrender Value or as a percentage of the premium being liquidated. Assuming that:

A = the Gross Surrender Value;

B = the surrender charge, if any, as of the date we receive the surrender request In Writing; and

C = the market value adjustment described below as of the date we receive the surrender request In Writing;

i. if the surrender charge is expressed as a percentage of the Gross Surrender Value, then the Net Surrender Value equals (A - B) X C;

ii. if the surrender charge is expressed as a percentage of the premium being liquidated, then the Net Surrender Value equals (A X C) - B; and

iii. if there is no surrender charge, then the Net Surrender Value equals A X C.

These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of a guarantee period, which could result in your receipt of less than your premium. You may avoid any applicable surrender charge by holding your Contract until the time surrender charges no longer apply, which will be shown in your Contract. No market value adjustment applies to any surrender occurring at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of the Guarantee Period. However, any sales charges, if applicable, could also result in your receipt of less than your premium under certain circumstances (see "Sales Charge").

Where permitted by law, any applicable surrender charge is waived if a full surrender qualifies under our rules as a medically-related withdrawal (see "Medically-Related Withdrawals").

Under certain circumstances, some or all of the monies surrendered may be considered as taxable income and may also be subject to certain penalty provisions of the Internal Revenue Code (see "Certain Tax Considerations").

MEDICALLY-RELATED WITHDRAWAL

Where permitted by law, you may apply to surrender your rights under your Contract for its Interim Value prior to the Annuity Date upon occurrence of a "Contingency Event". The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the Owner is one or more natural persons, all such Owners must be alive at such time. This waiver of any applicable surrender charge and market value adjustment is subject to our rules. For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

1. First confined in a "Medical Care Facility" while your Contract is in force and remains confined for at least 90 days in a row; or

2. First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed "Physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed Physician which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license. We must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing.

Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE

Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts or due to premium size. Amounts credited due to premium size are not considered to be interest only for purposes of this free withdrawal privilege (see "Additional Amounts on Qualifying Purchase Payments"). Withdrawals of any type made prior to age 59 1/2 may be subject to 10% tax penalty (see "Penalty on Distributions").

SYSTEMATIC WITHDRAWALS

You can receive Systematic Withdrawals of Growth only or fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are not subject to Market Value Adjustments.

Generally, Systematic Withdrawals are limited to the Growth accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

QUALIFIED PLAN WITHDRAWAL LIMITATIONS

There are surrender or withdrawal limitations in relation to certain retirement plans for employees which qualify under various sections of the Internal Revenue Code of 1986, as amended (the "Code"). These limitations do not affect certain roll-overs or exchanges between qualified plans. Generally, distribution of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Code section 402(g)(3)(A)), or attributable to transfers from a custodial account (as defined in Code section 403(b)(7)), is restricted to the employee's: (a) separation from service; (b) death; (c) disability (as defined in Section 72(m)(7) of the Code); (d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section 401(k)). Hardship withdrawals are restricted to amounts attributable to salary reduction contributions, and do not include investment results. In the case of tax sheltered annuities, these limitations do not apply to certain salary reduction contributions made and investment results earned prior to dates specified in the Code. In addition, the limitation on hardship withdrawals does not apply to salary reduction contributions made and investment results earned prior to dates specified in the Code which have been transferred from custodial accounts. Rollovers from the types of plans noted to an individual retirement account or individual retirement annuity are not subject to the limitations noted. Certain distributions, including rollovers, that are not transferred directly to the trustee of another qualified plan, the custodian of an individual retirement account or the issuer of an individual retirement annuity may be subject to automatic 20% withholding for Federal income tax. This may also trigger withholding for state income taxes.

DEFERRAL OF PAYMENT

We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date we receive the request In Writing. If we defer payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.

ANNUITY DATE

You may choose an Annuity Date when you purchase an Annuity or at a later date. It must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Contract Year unless the Annuitant has a medically-related condition that would permit a medically-related withdrawal (see "Medically-Related Withdrawals"). It can be changed at any time but such requests must be received In Writing at our Office at least 30 days before the current Annuity Date. In the absence of an election In Writing and where permitted by law: (a) the Annuity Date is the start of the Contract Year first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity. Your choice of Annuity Date may be limited in certain jurisdictions.
ANNUITY OPTIONS

You may select an annuity option when you purchase an Annuity, or at a later date. You may change this before the Annuity Date under the terms of your contract. In the absence of an election from you, payments will automatically commence on the Annuity Date under option 2, with 120 payments certain. The amount to be applied is the value of your Contract on the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is $50.

If you have not made an election prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not alter such election.

Option 1

Life Annuity: This annuity is payable monthly during the lifetime of the payee, terminating with the last payment due prior to the death of the payee. Since no minimum number of payments is guaranteed, this option offers the maximum level of monthly payments of the annuity options. It is possible that the payee could receive only one payment if he or she died before the date the second payment was due, and no others payments nor death benefits would be payable.

Option 2

Life Annuity with 120, 180, or 240 Monthly Payments Certain:

This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months, as selected, and for as long thereafter as the payee lives. Should the payee die before the end of the fixed period, the remaining payments are paid to the Beneficiary to the end of such period.

Option 3

Payments Based on Joint Lives:

Under this option, income is payable monthly during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all key lives occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

Option 4

Payments for a Designated Period:

This annuity provides an amount payable for a specified number of years. The number of years is subject to our then current rules.

Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on how long we expect Annuitants to live.

The monthly payment varies according to the annuity option you select. The monthly payment is determined by multiplying the value of your Contract on the Annuity Date (expressed in thousands of dollars) less any amount then assessed for premium tax, by the amount of the first monthly payment per $1,000 obtained from our annuity rates. These rates will not be less than those provided in the tables included in the Contract. These tables are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 4% per annum. Where required by law or regulation, such annuity tables will have rates that do not differ according to the gender of the key life. Otherwise the rates will differ according to the gender of the key life.

Annuity payments will be made on the first day of each month once payments begin.

DEATH BENEFIT

On the Contracts we offer as of the date of this Prospectus, "death" means either your death, or the Annuitant's death if there is no Contingent Annuitant. The amount payable on death prior to the Annuity Date and before the Contract anniversary following the earlier of your or the Annuitant's 85th birthday is the greater of (1) the Interim Value of your Contract as of the date we receive due proof of death, or (2) the premium allocated to your Contract less the sum of all prior Gross Surrender Values. The amount of the death benefit at any later date prior to the Annuity Date is the Interim Value as of the date we receive "due proof of death". The following constitutes "due proof of death":

(a)(i) a certified copy of a death certificate, (ii) a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or (iii) any other proof satisfactory to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Participant. The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".

We may offer contracts that pay the death benefit upon the death of: (a) the Participant when the Participant is a natural person; and (b) the Annuitant (unless a Contingent Annuitant was previously designated) when the Participant is not a natural person (such as a trustee). In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.

In the absence of your election In Writing prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not modify such election. In the event of your death, the benefit must be distributed within:

(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. However, if the Contingent Annuitant predeceased the Annuitant or there is no Contingent Annuitant designation, the death benefit becomes payable to the Beneficiary.

The death of the first of any joint Participant is deemed the death of the Participant for determining payment of the death benefit.

If the Beneficiary is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent Annuitant is living, then in lieu of receiving the death benefit, your spouse may elect to be treated as the Participant and continue the Annuity at its current Interim Value, subject to its terms and conditions.

CERTAIN TAX CONSIDERATIONS
Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances. Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner. Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable. Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below.
We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to PALAC by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.
Taxes on Annuity Payments
If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.
If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

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Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

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Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Income Tax Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.

Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

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The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

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The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code

Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

•
Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.
Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Taxation of the Separate Account
The Separate Accounts are taxed as part of Prudential Annuities. Prudential Annuities is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

GENERAL INFORMATION
REPORTS TO YOU

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudential.com or any other electronic means. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PALAC?
Prudential Annuities Life Assurance Corporation (“PALAC”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. PALAC is a wholly owned subsidiary of PALAC, Inc., whose ultimate parent is Prudential Financial, Inc. PALAC markets through and in conjunction with registered broker-dealers.
PALAC offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, PALAC has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than PALAC has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, you would rely solely on the ability of PALAC to make payments out of its own assets related to the MVA Fixed Allocations and other benefits under the Annuities. Prudential Financial, Inc., however, exercises significant influence over the operations and capital structure of PALAC.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, PALAC delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PALAC incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 1-888- PRU-2888. We file periodic reports as required under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudential.com.
Separate Account D

Our investments are subject to the requirements of applicable state laws. Such laws address the nature and quality of investments, as well as the percentage of our assets which we may commit to a particular type of investment. Subject to certain limitations and qualifications, such laws generally permit investment in federal, state and municipal obligations, corporate bonds, preferred and common stock, real estate mortgages, real estate and certain other investments.

Assets supporting the annuities are accounted for in one or more non-unitized separate accounts established by us under the laws of the State of Connecticut and later governed by the laws of the state of Arizona. Such separate accounts may contain assets from various types of annuities we offer, the assets of which are permitted to be held in such accounts under applicable law and regulation. Neither you nor the owner of any underlying group Annuity participate in the performance of the assets through any unit values in such a non-unitized separate account. There are no discrete units for such a separate account. Contracts do not represent units of ownership of assets belonging to this separate account.

We own the assets in each separate account. The assets accrue solely to our benefit. Neither you nor any group Contract owner participate in the investment gain or loss from assets belonging to such separate account(s). Such gain or loss accrues solely to us.

We believe that the assets equal to the reserve and other liabilities of such separate accounts are not chargeable with liabilities arising from our other business if so stated in our annuity contract and certificate forms. We have obtained approval in each jurisdiction in which our annuities are available for sale of language stating that:

(A) Income, gains and losses, whether or not realized, from assets allocated to any such separate account are credited to or charged against such separate account without regard to our other income, gains or losses;

(B) Assets equal to the reserves and other liabilities of such separate accounts are not chargeable with liabilities that arise from any business we conduct other than from the operation of the Annuities or other annuities which are supported by such separate accounts; and

(C) We have the right to transfer to our general account any assets of such separate account which are in excess of such reserves and other liabilities.

All benefits attributable to Contracts and interests purchased in the group contracts are contract guarantees we make and are accounted for in the separate account(s). However, all of our general account assets are available to meet our obligations under the Contracts.
ADMINISTRATION OF TRANSACTIONS

In administering transactions, we may require presentation of proper identification prior to processing, including the use of a personal identification number ("PIN") issued by us, prior to accepting any instruction by telephone or other electronic means. We forward your PIN to you shortly after your Annuity is issued. To the extent permitted by law or regulation, neither we or any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a switch to an alternate Guarantee Period or any other transaction for which we accept instructions by telephone if we or such other person acted on telephone instructions in good faith in reliance on your telephone instruction authorization and on reasonable procedures to identify persons so authorized through verification methods which may include a request for your Social Security or tax I.D. number or a personal identification number (PIN) as issued by us. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

AGE LIMITS

Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.

ASSIGNMENTS OR PLEDGES

Generally, your rights in a Contract may be assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. The assignment and/or loan proceeds may be subject to income taxes and certain penalty taxes (see "Certain Tax Considerations"). You may assign your rights to another person at any time, during the Annuitant's lifetime. You must give us a copy of the assignment In Writing. An assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

MISSTATEMENT OF AGE OR SEX

If the age and/or sex of the Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your annuity.

CONTRACT MODIFICATION

We reserve the right to make changes that are necessary to maintain the tax status of the Annuity under the Internal Revenue Code and/or make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts. Where required by law or regulation, approval of the contract owner will be obtained prior to any such change.

INVESTMENT MANAGEMENT

We currently employ investment managers to manage the assets maintained in Separate Account D supporting the Guaranteed Maturity
Annuity. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

CURRENT INVESTMENT GUIDELINES

Some of the guidelines of our current investment strategy are outlined below. However, we are not obligated to invest according to this or any other strategy except as may be required by Connecticut and other state insurance laws.

Our current guidelines for the portfolio of investments in any non-unitized separate account include, but are not limited to the following:

1. Investments may be made in cash; debt securities issued by the United States Government or its agencies and instrumentalities; money market instruments; short, intermediate and long-term corporate obligations; private placements; asset-backed obligations; and municipal bonds.

2. At the time of purchase, fixed income securities will be in one of the top four generic lettered rating classifications as established by a nationally recognized statistical rating Organization ("NRSRO") such as Standard & Poor's or Moody's Investor Services, Inc. or any Should a fixed income security fall below one of these top four generic lettered rating classifications subsequent to purchase, we may or may not sell such security. We may change these guidelines at any time.

Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker-dealers who are registered under the Exchange Act (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.

Under the selling agreements, cash compensation in the form of commissions is paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for ASAP III, 6.0% for XT6, 5.5% for APEX II and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.
A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.

You should note that Firms and individual registered representatives and branch managers with some Firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you or to the Separate Account. Cash and non-cash compensation varies by annuity product, and such differing compensation could be a factor in which annuity a financial professional recommends to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.
LEGAL PROCEEDINGS
Litigation and Regulatory Matters
PALAC is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to PALAC and proceedings generally applicable to business practices in the industry in which we operate. PALAC is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. PALAC is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, PALAC, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
PALAC’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of PALAC’s pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that PALAC’s results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of PALAC’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on PALAC’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on the ability of PAD to perform its contract with the Pruco Life; or Pruco Life's ability to meet its obligations under the Contracts.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
CYBER SECURITY RISKS

PALAC latest annual report on Form 10-K contains information about cyber security risks associated with this Annuity in its “Operational Risk” section. Please see “PALAC" earlier in “Other Information” for information about how to receive a copy of the annual report
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.
Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road

Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our customer service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system www.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
PALAC does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail may be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. PALAC reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time. There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, you may not be able to transfer contract value, or make a purchase or redemption request.

APPENDIX A - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE ASSUMES NO PARTIAL SURRENDERS DURING THE GUARANTEE PERIOD. WHETHER A SURRENDER CHARGE APPLIES TO ANY INTERIM PARTIAL SURRENDERS OR TO A FULL OR PARTIAL SURRENDER AT THE END OF THE GUARANTEE PERIOD DEPENDS ON THE STRUCTURE OF SURRENDER CHARGES AS SHOWN IN YOUR CONTRACT, AND WHETHER THAT GUARANTEE PERIOD EXTENDS BEYOND THE DATE SURRENDER CHARGES APPLY. THE MARKET VALUE ADJUSTMENT WOULD APPLY TO ANY INTERIM PARTIAL SURRENDER EXCEPT, WHERE REQUIRED BY LAW, AN INTERIM PARTIAL SURRENDER OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A GUARANTEE PERIOD.

THE HYPOTHETICAL INTEREST RATE USED IS ILLUSTRATIVE ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED FOR ANY CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN CONTRACT AT ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

In this example the Guarantee Period begins on the Contract Date. Should an alternate Guarantee Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value at beginning of Guarantee Period:   $50,000

Guarantee Period:                                 5 Years

Guaranteed Rate:                                  5% Effective Annual Rate

       Interest Credited   Cumulative
             During          Interest
Year  Contract Year    Credited
----   -----------------    ----------
  1        $2,500.00        $2,500.00
  2         2,625.00         5,125.00
  3         2,756.25         7,881.25
  4         2,894.06        10,775.31
  5         3,038.77        13,814.08

A-1

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE
ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive
Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888
http://www.prudentialannuities.com

   Variable Annuity Distributed by:

   PRUDENTIAL ANNUITIES
   DISTRIBUTORS, INC.
   A Prudential Financial Company
   One Corporate Drive
   Shelton, Connecticut 06484
   Telephone: 203-926-1888
   http://www.prudentialannuities.com

MAILING ADDRESSES:
Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional
Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Accountant’s Fees & Expenses:	$20,000.00
Legal Fees & Expenses:	$20,000.00
Printing Fees & Expenses:	$0.00
Registration Fee:	$12,980.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

Arizona, the state of organization of Prudential Annuities Life Assurance Corporation ("Prudential Annuities"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10- 850 et. seq. of the Arizona Statutes Annotated. The text of Prudential Annuities' By-law, Article VI relates to indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) Exhibits

(1)(a) Underwriting Agreement between Prudential Annuities Distributors, Inc. and Prudential Annuities Life Assurance Corporation. (Note 1)

(1)(b) First Amendment to Underwriting Agreement. (Note 1)

(4) Instruments defining the rights of security holders, including indentures incorporated by reference to Registration Statements. (Note 1)

(5) Opinion of Counsel as to legality of the securities being registered. (Note 2)

(23) Written consent of Independent Registered Public Accounting Firm (Note 2)

(24)(a) Power of Attorney for Dylan J. Tyson. (Note 2)

(24)(b) Power of Attorney for Caroline A. Feeney. (Note 2)

(24)(c) Power of Attorney for Susan M. Mann. (Note 2)

(24)(d) Power of Attorney for Candace J. Woods. (Note 2)

(24)(e) Power of Attorney for Nandini Mongia. (Note 2)

(Note 1) Filed via EDGAR with Post-Effective Amendment No. 1 to Registration Statement No. 333-220105, filed September 29, 2017.

(Note 2) Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 1st day of October, 2020.
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
(Registrant)

By:	Dylan J. Tyson*
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Dylan J. Tyson*	Director, President and Chief Executive Officer	October 1, 2020
Dylan J. Tyson
Susan M. Mann*	Chief Financial Officer, Executive Vice President and Director (Principal Accounting Officer)	October 1, 2020
Susan M. Mann
Caroline A. Feeney*	Director	October 1, 2020
Caroline A. Feeney
Nandini Mongia*	Director	October 1, 2020
Nandini Mongia
Candace J. Woods*	Director	October 1, 2020
Candace J. Woods

By:	/s/ Elizabeth Gioia
Elizabeth Gioia

*	Executed by Elizabeth Gioia on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX

(5)	Opinion of Counsel as to legality of the securities being registered

(23)	Written consent of Independent Registered Public Accounting Firm

(24)(a)	Power of Attorney for Dylan J. Tyson

(24)(b)	Power of Attorney for Caroline A. Feeney

(24)(c)	Power of Attorney for Susan M. Mann

(24)(d)	Power of Attorney for Candace J. Woods

(24)(e)	Power of Attorney for Nandini Mongia